EXHIBIT 99.1

PATRIOT TRANSPORTATION HOLDING, INC./NEWS
Contact:    John E. Anderson
 	    Chief Executive Officer               904/396-5733, Ext. 101


PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED SEPTEMBER 30, 2007.

Jacksonville, Florida; December 4, 2007 - Patriot Transportation Holding, Inc. (NASDAQ-PATR) reported net income for the fourth quarter of fiscal 2007 of $2,322,000 or $.74 per diluted share, a decrease of $309,000 or 11.7% compared to $2,631,000 or $.85 per diluted share for the same period last year. Net income for fiscal year ended September 30, 2007 was $9,505,000 or $3.04 per diluted share, an increase of $1,427,000 or 17.7% compared to $8,078,000 or $2.62 per diluted share for the same period last year.

Results for fiscal 2007 were assisted by a lower effective tax rate of 35.0% versus 39.0% in the prior year representing a $585,000 reduction in income tax expense. This was primarily due to a reduction in income tax reserves from the expiration of the statutes of limitations related to certain positions and the finalization of a Federal income tax audit. Net income for fiscal 2006 was adversely impacted by $787,000 ($.25 per diluted common share) of vacation expense, net of income tax benefits, that was not previously accrued.

Fourth Quarter Operating Results. For the fourth quarter of fiscal 2007, consolidated revenues were $39,371,000, an increase of $592,000 or 1.5% over the same quarter last year.

Transportation segment revenues were $33,523,000 in the fourth quarter of 2007, an increase of $351,000 over the same quarter last year. Revenue miles in the current quarter were up .7% compared to the fourth quarter of 2006 primarily from improved driver manning and higher tractor count. Excluding fuel surcharges, revenue per mile increased 2.1% despite a trend in the Company's flatbed operation of decreasing freight demand and pricing softness from the housing downturn and attendant lower demand for construction materials.

Real Estate segment revenues for the fourth quarter of fiscal 2007 were $5,848,000, an increase of $241,000 or 4.3% over the same quarter last year. Lease revenue from developed properties increased $52,000 or 1.3%, due to an increase in occupied square footage and higher rental rates on new leases. Revenues from mining operations increased
$188,000 or 11.3% due to revenue from timber harvesting offset by reduced tons mined.

Consolidated gross profit was $6,731,000 in the fourth quarter of fiscal 2007 compared to $8,193,000 in the same period last year, a decrease of 17.8%. Gross profit in the transportation segment decreased $1,577,000 or 32.1% primarily due to significant benefits realized in the fourth quarter of fiscal 2006 from reduced insurance reserves. Gross profit in the real estate segment increased $115,000 or 3.5% from the fourth quarter 2006, due to income from timber harvesting offset by increased staffing expense to facilitate portfolio expansion.

Selling, general and administrative expenses decreased $29,000 over the same quarter last year. Those costs decreased due to a $76,000 reduction in audit fees and Sarbanes-Oxley compliance costs offset by an increase in salaries. SG&A expense was 7.3% of revenue for the fourth quarter of fiscal 2007 compared to 7.4% for the same period last year.

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   1801 Art Museum Drive /  Jacksonville, Florida  32207 / (904) 396-5733

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Fiscal Year 2007 Operating Results. For the fiscal year 2007, consolidated revenues were $154,282,000, an increase of $6,908,000 or 4.7% over the same period last year.

Transportation segment revenues were $131,942,000 in fiscal year 2007, an increase of $5,690,000 or 4.5% over 2006. Revenue miles in fiscal year 2007 were up 5.2% primarily from improved driver manning and higher tractor count. Excluding fuel surcharges, revenue per mile increased 1.1% reflecting a trend of decreasing freight demand and pricing softness from the downturn in housing and attendant lower demand for construction materials.

Real Estate segment revenues for fiscal year 2007 were $22,340,000, an increase of $1,218,000 or 5.8% over last year. Lease revenue from developed properties increased $1,181,000 or 8.2%, due to an increase in occupied square footage and higher rental rates on new leases. Royalties and rent from mining operations increased despite reduced tons mined because of revenue from timber harvesting and increases in minimum rent requirements pursuant to terms contained in several mining leases that became effective in April 2006 and August 2007.

Consolidated gross profit was $30,407,000 in fiscal 2007 compared to $29,152,000 compared to last year, an increase of 4.3%. Gross profit in the transportation segment increased $783,000 or 4.5%, due to higher miles and the vacation expense adjustment that was included in fiscal 2006. Gross profit in the real estate segment increased $472,000 or 4.1% over the last year, due to the increased revenues partially offset by costs associated with increased square footage leased and increased staffing expense to facilitate continuing portfolio expansion.

Selling, general and administrative expenses decreased $42,000 over last year to $12,055,000. SG&A expense was 7.8% of revenue for fiscal 2007 compared to 8.2% for fiscal 2006.

Summary and Outlook.

The Company's transportation segment faces on-going challenges from high diesel fuel expenses. SunBelt continues to face negative construction materials industry trends and significant profitability challenges due to poor freight demand, utilization disruption, pricing softness and sharply higher diesel fuel expense net of surcharges. This downturn will continue into 2008.

The Company's real estate development business continues to benefit from active inquiry from prospective tenants for its warehouse-office product and corresponding favorable occupancy rates. The Company also continues to explore opportunities for development of various properties while expanding its portfolio of warehouse-office products. On July 31, 2007, the Company borrowed $36,000,000 secured by seven developed properties at a 20 year fixed rate of 5.74%. A portion of the proceeds were used to repay balances outstanding under the Company's Revolver and the remaining proceeds will be used to fund new construction and purchase land for future development. Net interest expense for fiscal 2008 is expected to increase versus fiscal 2007 by approximately $1,200,000 due to lower capitalized interest and interest rates on mortgage debt exceeding short-term cash investments.


Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; fuel costs; risk insurance markets; demand for flexible warehouse/office facilities; ability to obtain zoning and entitlements necessary for property development; interest rates; levels of mining activity; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

                                 Continued


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Patriot Transportation Holding, Inc. is engaged in the transportation and real estate businesses. The Company's transportation business is conducted through two wholly owned subsidiaries. Florida Rock & Tank Lines, Inc. is a Southeastern transportation company concentrating in the hauling by motor carrier of liquid and dry bulk commodities. SunBelt Transport, Inc. serves the flatbed portion of the trucking industry in the Southeastern states, hauling primarily construction materials.
The Company's real estate group, comprised of FRP Development Corp. and Florida Rock Properties, Inc., acquires, constructs, leases, operates and manages land and buildings to generate both current cash flows and long-term capital appreciation. The real estate group also owns real estate which is leased under mining royalty agreements or held for investment.


            	   PATRIOT TRANSPORTATION HOLDING, INC.
	Summary of Consolidated Revenues and Earnings (unaudited)
                   (In thousands except per share amounts)

                                  Three Months         Fiscal Year
                                     Ended               Ended
                                  September 30         September 30
                                  ------------         ------------
                                2007       2006      2007        2006
                                ----       ----      ----        ----

Revenues                      $39,371    $38,779    $154,282   $147,374
Gross profit                  $ 6,731    $ 8,193    $ 30,407   $ 29,152
Income before income taxes    $ 2,834    $ 4,392    $ 14,616   $ 13,249
Net income                    $ 2,322    $ 2,631    $  9,505   $  8,078
Earnings per common share:
     Basic                       $.76       $.88       $3.15      $2.71
     Diluted                     $.74       $.85       $3.04      $2.62
Weighted average common
 shares outstanding:
     Basic                      3,039      2,996       3,022      2,980
     Diluted                    3,148      3,098       3,131      3,087

                    PATRIOT TRANSPORTATION HOLDING, INC.
                    Condensed Balance Sheets (unaudited)
                           (Amounts in thousands)

                                     September 30,       September 30,
                                        2007                 2006
                                     -------------       -------------

Cash and cash equivalents            $      26,944       $         154
Accounts receivable, net                    10,983              11,761
Other current assets                        6,5599               5,497
Property, plant and equipment, net         192,523             192,073
Other non-current assets                    16,521               9,730
                                     -------------       -------------
   Total Assets                      $     253,530       $     219,215
                                     =============       =============

Current liabilities                  $      20,228       $      18,192
Long-term debt (excluding current
  maturities)                               80,172              60,548
Deferred income taxes                       15,274              14,968
Other non-current liabilities                7,395               7,455
Shareholders' equity                       130,461             118,052
                                     -------------        ------------
   Total Liabilities and
     Shareholders' Equity            $     253,530       $     219,215
                                     =============       =============


                                   Continued

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                      PATRIOT TRANSPORTATION HOLDING, INC.
                         Business Segments (unaudited)
                              (Amounts in thousands)

The Company has identified two business segments, Transportation and Real Estate, each of which is managed separately along product lines. All of the Company's operations are located in the Southeastern and Mid-Atlantic states. Operating results for the Company's business segments are as follows:

                               Three Months Ended        Fiscal Year
                                 September 30           September 30
                                 ------------           ------------
                                2007     2006         2007       2006
                                ----     ----         ----      ----

Transportation Revenues        $33,523  $33,172     $ 131,942 $ 126,252
Real Estate Revenues             5,848    5,607        22,340    21,122
                                ------   ------       -------  --------

Total Revenues                 $39,371  $38,779     $ 154,282 $ 147,374
                                ======   ======       =======   =======
Transportation Operating
  Profit                       $ 1,241  $ 2,887     $   9,693  $  8,875
Real Estate Operating Profit     3,397    3,282        12,105    11,633
Corporate Expenses                (766)    (864)       (3,446)   (3,453)
                                  -----    -----       -------   -------

Total Operating Profit         $ 3,872  $  5,305    $  18,352   $ 17,055
                                 =====     =====       ======     ======

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